Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-140007 on Form S-8 of our report dated February 26, 2010, relating to the consolidated financial statements and financial statement schedule of Guidance Software, Inc. and subsidiaries (which report expresses an unqualified opinion), and the effectiveness of Guidance Software, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Guidance Software, Inc. and subsidiaries for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Los Angeles, California

February 26, 2010